Exhibit 99.1

WILSHIRE BANCORP, INC.

CONTACT:	800 Wilshire Boulevard, Suite 300
Joanne Kim, President & CEO, 213-639-1843	Los Angeles, CA 90017-2604
Alex Ko, SVP & CFO, 213-427-6560	TEL 213-955-0020
www.wilshirebank.com	NEWS RELEASE

Wilshire Bancorp Earns $3.1 Million Net Income; $0.07 per Diluted Common Share in First Quarter 2009

LOS ANGELES, CA — April 21, 2009 — Wilshire Bancorp, Inc. (“Wilshire” or the “Company”) (NASDAQ: WIBC), the holding company for Wilshire State Bank, today reported that net income in the first quarter of 2009 was $3.1 million or $0.07 per diluted common share, compared to $5.1 million or $0.17 per diluted common share in the fourth quarter 2008, and $7.1 million or $0.24 per diluted common share in the first quarter of 2008. Wilshire increased its provision for losses on loans and loan commitments to address the increase in non-performing loans and deterioration of economic conditions. The ratio of the allowance for loan losses to gross loans increased to 1.65% at March 31, 2009, as compared to 1.43% at December 31, 2008.

“As the credit environment further deteriorates and the financial crisis continues to unfold, we expect that 2009 will be a challenging year,” stated Ms. Joanne Kim, President and CEO. “However, we have prudently made provision for losses on loans and loan commitments of $6.7 million in the current quarter as a measure to address the challenge. We continue to focus on our strategic goal of strengthening our capital and balance sheet positions as we work through these difficult times.”

FINANCIAL HIGHLIGHTS:

•                  Total deposits increased at an annualized rate of 20% to $1.91 billion at March 31, 2009, compared to $1.81 billion in 4Q08.

•                  Allowance for loan losses to gross loans ratio increased to 1.65% from 1.43% in 4Q08.

•                  Provision for losses on loans and loan commitments increased to $6.7 million, from $5.9 million in 4Q08.

•                  Net interest margin decreased to 3.33% from 3.73% in 4Q08.

•                  Capital position remained strong, with a total risk based capital ratio of 16.7% and a ratio of tangible common equity to tangible assets of 7.3%, compared to 17.1% and 7.7%, respectively, in 4Q08.

CREDIT QUALITY

Based on the Company’s reserve methodology, which takes into account, among other factors the level and trends of classified, past due and nonaccrual loans, general market conditions and portfolio concentrations, Wilshire prudently increased the allowance for loan losses to $34.2 million or 1.65% of gross loans. This compares to $29.4 million or 1.43% of gross loans at December 31, 2008, and $22.1 million or 1.17% of gross loans at March 31, 2008. Wilshire recorded $6.7 million of provision for losses on loans and loan commitments, compared to $5.9 million in the fourth quarter of 2008 and $1.4 million in the first quarter of 2008.

Nonperforming loans increased to $29.7 million, or 1.43% of gross loans at March 31, 2009, from $15.6 million, or 0.76% of gross loans at December 31, 2008, and $12.0 million, or 0.64% of gross loans, at March 31, 2008. Non-performing loans at March 31, 2009 consisted of $22.5 million of commercial real estate loans and $6.0 million of commercial and industrial loans. This compares to $9.1 million of commercial real estate loans and $6.1 million of commercial and industrial loans at December 31, 2008.

The increase of $14.2 million in nonperforming loans, compared to December 31, 2008, is mainly attributable to two borrowing relationship:

•                  $8.4 million loans secured by land in Las Vegas, Nevada. The borrower filed chapter 11 bankruptcy due to the death of the main shareholder of the borrowing entity. The updated appraisal indicated a loan-to-value ratio of 47%.

•                  $4.3 million loan secured by land in Malibu, California. Based on an updated appraisal report, the value of collateral is $8.2 million.

The Company performed an impairment analysis for all nonaccrual loans, and recorded specific reserves for impaired loans in accordance with Statement of Financial Accounting Standards (SFAS) No.114, Accounting by Creditors for Impairment of a Loan. Wilshire increased specific reserves for impaired loans by $2.9 million during the quarter. The increase in the specific reserve is mainly related to one commercial loan of $7.3 million to a borrower in the wholesale distribution business. The loan is current, but the

WIBC – 1Q09 results

April 21, 2009

recent appraisal of the underlying collateral reflected a decrease in value, and the Company accordingly allocated a $2.1 million specific reserve.

Gross loan charge-offs decreased to $2.4 million during the quarter, compared to $2.6 million in the fourth quarter of 2008 and $1.1 million in the first quarter 2008. $1.6 million or 68% of total charge offs for the first quarter 2009 consisted of commercial and industrial loans and $672,000 or 28% consisted of commercial real estate loans. Net quarterly charge offs (non-annualized) to average gross loans decreased to 0.11% from 0.12% at December 31, 2008.

Wilshire’s real estate owned and repossessed assets were $6.3 million at March 31, 2009, compared to $2.7 million at December 31, 2008 and $154,000 at March 31, 2008. The increase was due mainly to eight SBA loans, totaling $5 million, which were converted into other real estate owned (OREO) during the current quarter. As of March 31, 2009, OREO consisted of 14 properties, totaling $6.3 million. Most of these OREO properties are in escrows and are scheduled to close during the second quarter 2009, with an expected gain.

CAPITAL POSITION

Wilshire’s capital ratios remain strong and continue to exceed the “well capitalized” guidelines established by regulatory agencies. The leverage ratio was 12.79% at March 31, 2009, as compared to 13.25% at December 31, 2008, and 10.24% at March 31, 2008. The total risk-based capital ratio was 16.69% at March 31, 2009, as compared to 17.09% at December 31, 2008, and 14.37% at March 31, 2008. Tangible common equity per common share was $6.47 at March 31, 2009, up from $6.38 and $5.70 at December 31, 2008 and March 31, 2008, respectively.

 BALANCE SHEET

Total loans increased 10% to $2.07 billion at March 31, 2009, from $1.88 billion a year earlier. Commercial real estate loans comprised 81% of the loan portfolio at March 31, 2009. Commercial and industrial loans accounted for 18% of total loans and consumer loans made up 1% of total loans as of March 31, 2009.

Total assets increased to $2.61 billion at March 31, 2009, up 7% from $2.45 billion at December 31, 2008 and up 16% from $2.26 billion a year earlier. Total deposits increased to $1.91 billion at March 31, 2009, up 5% from $1.81 billion at December 31, 2008 and from $1.73 billion from a year earlier. “We continue to experience stiff competition in our markets for core deposits,” said Mr. Alex Ko, Senior Vice President and Chief Financial Officer. “However, our dedicated efforts in our ‘Yes 2009’ marketing campaign has helped us improve our core deposit account balances compared to December 31, 2008,” he added. Non-interest-bearing demand deposits increased 7% to $298.0 million, as compared to $277.5 million at December 31, 2008. Non-time deposits and time deposits both increased 5% to $738.6 million and $1.17 billion, respectively, at March 31, 2009, as compared to $706.2 million and $1.11 billion at December 31, 2008.

A majority of loan growth during the first quarter of 2009 was funded by the increase in customer deposits. Wilshire also took advantage of the increased FHLB borrowing capacity and its low interest cost as a secondary financing source. FHLB capacity and borrowing increased to $687.6 million and $340.0 million, respectively, at March 31, 2009, compared to $560.1 million and $260.0 million as of December 31, 2008.

At March 31, 2009, the investment portfolio allocation was 89% United States government agency securities (which are either guaranteed by the U.S. government or considered risk-free), 9% municipal securities, and 2% corporate securities. Of the 11% of the portfolio that was not comprised of government securities, 74% carries the top rating of “Aaa/AAA,” while the remaining 26% carries an intermediate “Investment Grade” rating of at least “Baa1/BBB+” or above. The investment portfolio does not contain any government sponsored enterprises (GSE) preferred securities, or any distressed corporate securities that required other-than-temporary-impairment charges during the first quarter of 2009.

WIBC – 1Q09 results

April 21, 2009

NET INTEREST MARGIN

Due to a combined 175 basis point reduction in a series of federal funds rate cuts during the fourth quarter of 2008, the weighted average loan yield decreased 74 basis points to 5.95% in the first quarter of 2009 from 6.69% in the fourth quarter of 2008, while the weighted average yield of interest-earning assets decreased 77 basis points to 5.66% in the first quarter of 2009 from 6.43% in the preceding quarter. Likewise, weighted average deposit cost decreased 31 basis points to 2.87% in the first quarter of 2009 from 3.18% in the fourth quarter of 2008, and weighted average cost of interest-bearing liabilities in the first quarter of 2009 decreased 40 basis points to 2.79% from 3.19% in the preceding quarter. As a result, net interest margin compressed 40 basis points to 3.33% in the first quarter of 2009 from 3.73% in the fourth quarter of 2008.

The decrease in average loan yield compared to the prior quarter resulted primarily from a reduction in interest income from variable or floating rate loans, which absorbed only a partial impact of the 175 basis point reduction in the federal funds rate during the fourth quarter of 2008, but the reduction had full impact for those loans during the first quarter of 2009. As of March 31, 2009, 49% of the loan portfolio consisted of floating rate loans.

Net interest income reversal on nonaccrual loans was $674,000 in the first quarter of 2009, as compared to $18,000 in the preceding quarter. Net interest income reversal in the first quarter of 2009 negatively impacted the net interest margin by 12 basis points. If the $674,000 and $18,000 net interest income reversals had not occurred, the net interest margin would have been 3.45% and 3.73% for the first quarter of 2009 and the fourth quarter of 2008, respectively.

The decrease in average deposit cost during the first quarter of 2009 was primarily because of the average cost on time deposits of $100,000 or more declined to 2.86% in the first quarter of 2009 from 3.17% in the prior quarter. In addition, the average cost of money market accounts declined to 2.57% in the first quarter of 2009, compared to 3.06% in the prior quarter. “While we continue to use FHLB advances as a cost effective alternative to our funding needs, our primary goal is to continue to fund loan growth with low-cost core deposits,” said Mr. Ko.

INCOME STATEMENT AND PERFORMANCE METRICS

In the first quarter of 2009, interest income was down 12% and interest expense was down 25% from the same quarter a year earlier. Net interest income, at $19.7 million in the first quarter of 2009, was essentially unchanged from the year-earlier quarter.

Total noninterest income decreased 27% to $3.7 million in the first quarter of 2009 from $5.2 million in the same quarter a year earlier. The substantial decrease in noninterest income was primarily due to the absence of gain on SBA loan sales and an $832,000 one-time loss on a single loan sale during the first quarter of 2009, as compared to a gain of $864,000 on SBA loan sales in the year-earlier quarter. The decrease in gain on sale of loans was partially offset by a 5% growth in service charges on deposits. Service charges on deposits increased to $2.9 million in the first quarter of 2009 from $2.7 million in the same quarter a year earlier.

SBA loan production levels decreased 72% to $6.3 million in the first quarter of 2009 from $22.3 million in the first quarter a year earlier, reflecting the overall weaker economic environment and stricter underwriting standards. The average sales premium of SBA 7(a) guaranteed loans, however, was increased slightly during the first quarter of 2009. Nonetheless, the Company still considered the premium low, resulting in the decision not to sell SBA loans in the first quarter of 2009.

“During the first quarter of 2009 we continued to contain noninterest expenses, even while continuing the planned expansion of our branch network into the East Coast market,” said Mr. Ko. “Salary and employee expense was the largest noninterest expense item, and we managed to reduce it by 11% to $6.2 million in the first quarter of 2009, as compared to $7.0 million in the first quarter of 2008. Consistent with the decrease in noninterest income, our noninterest expenses also decreased by 2% to $12.0 million from $12.2 million in the first quarter a year earlier. Our efficiency ratio increased only slightly to 51.22% in the first quarter of 2009 from  49.10% in the year-earlier first quarter.”

Primarily due to additional investments in low income housing partnerships, Wilshire’s effective tax rate for the first quarter of 2009 decreased to 35.1% from 39.3% in the prior quarter and 37.5% in the first quarter a year of 2008.

CONFERENCE CALL

Management will host its quarterly conference call on April 21, 2009, at 11:00 a.m. PDT (2:00 p.m. EDT). Investment professionals are invited to participate in the call by dialing 1-866-783-2141 using passcode 49895144.

WIBC – 1Q09 results

April 21, 2009

COMPANY INFORMATION

Headquartered in Los Angeles, Wilshire State Bank operates 21 branch offices in California, Texas, New Jersey and New York, and five loan production offices in Dallas, Houston, Atlanta, Denver, and Annandale, VA, and is a SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

www.wilshirebank.com

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

NOTE: Transmitted on GlobeNewswire at 1:00 a.m. EDT on April 21, 2009.

WIBC – 1Q09 results

April 21, 2009

CONSOLIDATED BALANCE SHEET	March 31,	December 31,	Three Month	March 31,	Twelve Month
(dollars in thousands) (unaudited)	2009	2008	Change	2008	Change

ASSETS:
Cash and Due from Banks	$61,268	$67,540	-9%	$77,225	-21%
Federal Funds Sold and Other Cash Equivalents	85,001	30,001	183%	20,004	325%
Total Cash and Cash Equivalents	146,269	97,541	50%	97,229	50%

Investment Securities Available For Sale	320,055	229,136	40%	218,505	46%
Investment Securities Held To Maturity	133	139	-4%	377	-65%
Total Investment Securities	320,188	229,275	40%	218,882	46%
Loans
Real Estate Construction	42,075	43,180	-3%	46,047	-9%
Residential Real Estate	78,666	77,846	1%	69,542	13%
Commercial Real Estate	1,558,507	1,519,082	3%	1,390,629	12%
Commercial and Industrial	375,899	387,752	-3%	349,842	7%
Consumer	18,854	23,669	-20%	27,440	-31%
Total Loans	2,074,001	2,051,529	1%	1,883,500	10%
Allowance For Loan Losses	(34,156)	(29,437)	16%	(22,072)	55%
Loans Receivable, Net of Allowance for Loan Losses	2,039,845	2,022,092	1%	1,861,428	10%

Accrued Interest Receivable	10,122	9,975	1%	9,832	3%
Due from Customers on Acceptances	312	2,213	-86%	2,332	-87%
Other Real Estate Owned	6,282	2,663	136%	133	4609%
Premises and Equipment	11,475	11,265	2%	10,828	6%
Federal Home Loan Bank (FHLB) Stock, at Cost	17,537	17,537	0%	11,280	55%
Cash Surrender Value of Life Insurance	17,559	17,395	1%	16,367	7%
Investment in affordable housing partnerships	11,214	9,019	24%	6,518	72%
Deferred Income Taxes	11,815	12,051	-2%	7,106	66%
Servicing Assets	4,790	4,838	-1%	4,931	-3%
Goodwill	6,675	6,675	0%	6,675	0%
Other Assets	7,199	7,472	-4%	6,894	4%
TOTAL ASSETS	$2,611,282	$2,450,011	7%	$2,260,435	16%

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Non-interest Bearing Demand Deposits	$298,044	$277,542	7%	$308,037	-3%
Savings and Interest Checking	64,818	65,923	-2%	58,146	11%
Money Market Deposits	375,761	362,719	4%	391,987	-4%
Time Deposits in denomination of $100,000 or more	969,001	902,804	7%	793,235	22%
Other Time Deposits	197,823	203,613	-3%	176,182	12%
Total Deposits	1,905,447	1,812,601	5%	1,727,587	10%

Federal Home Loan Bank borrowings and Federal Funds Purchased	340,000	274,000	24%	240,000	42%
Acceptance Outstanding	312	2,213	-86%	2,332	-87%
Junior Subordinated Debentures	87,321	87,321	0%	87,321	0%
Accrued Interest Payable	7,330	6,957	5%	10,339	-29%
Other Liabilities	13,166	11,859	9%	15,320	-14%
Total Liabilities	2,353,576	2,194,951	7%	2,082,899	13%

STOCKHOLDERS’ EQUITY:
Preferred stock - $1,000 par value-Authorized 5,000,000 shares, Issued and and Outstanding 62,158, 62,158 and 0 Shares, at March 31, 2009, December 31, 2008, and March 31, 2008, respectively	59,562	59,443	0%	-	0%
Common Stock - No Par Value-Authorized 80,000,000 Shares, Issued and Outstanding 29,413,757, 29,413,757 and 29,391,177 Shares, at March 31, 2009, December 31, 2008, and March 31, 2008, respectively	54,238	54,038	-2%	50,137	8%
Retained Earnings	141,008	140,340	0%	125,483	13%
Accumulated Other Comprehensive Income, Net of Taxes	2,898	1,239	134%	1,916	51%
Total Stockholders’ Equity	257,706	255,060	1%	177,536	45%
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,611,282	$2,450,011	7%	$2,260,435	16%

WIBC – 1Q09 results

April 21, 2009

CONSOLIDATED STATEMENT OF OPERATIONS

(dollars in thousands, except per share data) (unaudited)

	Quarter Ended	Quarter Ended	Three Month	Quarter Ended	One Year
	March 31, 2009	December 31, 2008	% Change	March 31, 2008	% Change

INTEREST INCOME
Interest and Fees on Loans	$30,193	$33,615	-10%	$35,318	-15%
Interest on Investment Securities	2,942	2,729	8%	2,584	14%
Interest on Federal Funds Sold	289	62	366%	80	259%
Total Interest Income	33,424	36,406	-8%	37,982	-12%

INTEREST EXPENSE
Deposits	11,181	11,841	-6%	14,738	-24%
FHLB Advances and Other Borrowings	2,579	3,436	-25%	3,500	-26%
Total Interest Expense	13,760	15,277	-10%	18,238	-25%

Net Interest Income Before Provision for Losses on Loans and Loan Commitments	19,664	21,129	-7%	19,744	0%
Provision for Losses on Loans and Loan Commitments	6,700	5,910	13%	1,400	379%
Net Interest Income After Provision for Losses on Loans and Loan Commitments	12,964	15,219	-15%	18,344	-29%

NONINTEREST INCOME
Service Charges on Deposits	2,899	3,049	-5%	2,748	5%
(Loss) Gain on Sales of Loans	(831)	-	0%	864	-196%
Other	1,669	1,492	12%	1,542	8%
Total Noninterest Income	3,737	4,541	-18%	5,154	-27%

NONINTEREST EXPENSES
Salaries and Employee Benefits	6,207	5,168	20%	6,976	-11%
Occupancy & Equipment	1,676	1,636	2%	1,425	18%
Data Processing	827	790	5%	764	8%
Other	3,277	3,723	-12%	3,059	7%
Total Noninterest Expenses	11,987	11,317	6%	12,224	-2%

Income Before Income Taxes	4,714	8,443	-44%	11,274	-58%
Income Tax	1,655	3,317	-50%	4,224	-61%
NET INCOME	$3,059	$5,126	-40%	$7,050	-57%

Preferred Stock Cash Dividend and Accretion of Preferred Stock Discount	920	155	492%	-	0%
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$2,139	$4,971	-57%	$7,050	-70%

PER COMMON SHARE INFORMATION
Basic Earnings Per Common Share	$0.07	$0.17	-57%	$0.24	-70%
Diluted Earnings Per Common Share	$0.07	$0.17	-57%	$0.24	-70%
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic	29,413,757	29,409,061		29,276,871
Diluted	29,422,290	29,422,727		29,341,080

WIBC – 1Q09 results

April 21, 2009

SUMMARY OF FINANCIAL DATA

(dollars in thousands, except per share data) (unaudited)

AVERAGE BALANCES	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008

Average Assets	$2,525,225	$2,426,075	$2,211,860
Average Equity	$259,072	$205,462	$175,332
Average Net Loans (includes LHFS)	$2,030,595	$2,010,671	$1,828,889
Average Deposits	$1,832,479	$1,770,237	$1,704,820
Average Time Deposits in denomination of $100,000 or more	$933,494	$834,971	$788,630
Average Interest Earning Assets	$2,362,786	$2,263,477	$2,061,264

PROFITABILITY	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008

Annualized Return on Average Assets	0.48%	0.85%	1.28%
Annualized Return on Average Equity	4.72%	9.98%	16.08%
Efficiency Ratio	51.22%	44.08%	49.10%
Annualized Operating Expense/Average Assets	1.90%	1.87%	2.21%
Annualized Net Interest Margin	3.33%	3.73%	3.83%

DEPOSIT COMPOSITION	Quarter Ended	Cost of	Quarter Ended	Cost of	Quarter Ended	Cost of
	March 31, 2009	Fund	December 31, 2008	Fund	March 31, 2008	Fund

Noninterest Bearing Demand Deposits	15.6%	0.00%	15.3%	0.00%	17.8%	0.00%
Savings & Interest Checking	3.4%	2.79%	3.6%	2.89%	3.4%	2.38%
Money Market Deposits	19.7%	2.57%	20.0%	3.06%	22.7%	3.76%
Time Deposits of $100,000 or More	50.9%	2.86%	49.8%	3.17%	45.9%	4.46%
Other Time Deposits	10.4%	3.54%	11.3%	3.54%	10.2%	4.60%
Total Deposits	100.0%	2.44%	100.0%	2.68%	100.0%	3.46%

CAPITAL RATIOS	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008

Tier 1 Leverage Ratio	12.79%	13.25%	10.24%
Tier 1 Risk-Based Capital Ratio	15.15%	15.36%	11.75%
Total Risk-Based Capital Ratio	16.69%	17.09%	14.37%
Total Shareholders’ Equity	$257,706	$255,060	$177,536
Book Value Per Common Share	$6.74	$6.65	$6.04
Tangible Common Equity Per Common Share *	$6.47	$6.38	$5.70
Tangible Common Equity to Tangible Assets **	7.31%	7.68%	7.44%

* Tangible common equity excludes goodwill, other intangible assets, and TARP preferred stock

** Tangible assets exclude goodwill and intangible assets

(continued)

WIBC – 1Q09 results

April 21, 2009

SUMMARY OF FINANCIAL DATA

(dollars in thousands, except per share data) (unaudited)

ALLOWANCE FOR LOAN LOSSES	Quarter Ended	Quarter Ended	Quarter Ended
(net of SBA guaranteed portion)	March 31, 2009	December 31, 2008	March 31, 2008

Balance at Beginning of Period	$29,437	$25,950	$21,579
Provision for Losses on Loans	7,009	5,902	1,512
Recoveries on loans previously charged off	113	191	121
Less Charge Offs	(2,403)	(2,606)	(1,140)
Balance at End of Period	$34,156	$29,437	$22,072

Net Loan Charge-offs/Average Total Loans	0.11%	0.12%	0.06%
Charge-offs/Average Total Loans	0.12%	0.13%	0.06%
Allowance for Loan Losses/Gross Loans	1.65%	1.43%	1.17%
Allowance for Loan Losses/Non-accrual Loans	116.71%	191.90%	196.64%
Allowance for Loan Losses/Non-performing Loans	114.84%	189.27%	184.35%
Allowance for Loan Losses/Total Assets	1.31%	1.20%	0.98%
Allowance for Loan Losses/Non-performing Assets	94.82%	161.61%	163.26%

ALLOWANCE FOR OFF-BALANCE SHEET ITEMS	Quarter Ended	Quarter Ended	Quarter Ended
(net of SBA guaranteed portion)	March 31, 2009	December 31, 2008	March 31, 2008

Balance at Beginning of Period	$1,243	$1,235	$1,998
(Recapture of) Provision for Losses on Off-balance Sheet Items	(310)	8	(112)
Balance at End of Period	$933	$1,243	$1,886

NON-PERFORMING ASSETS	Quarter Ended	Quarter Ended	Quarter Ended
(net of SBA guaranteed portion)	March 31, 2009	December 31, 2008	March 31, 2008
Nonaccrual Loans:
Construction	$-	$-	$-
Real Estate Secured	23,185	9,334	8,061
Commercial and Industrial	5,774	5,874	2,914
Consumer	307	131	250
Total	29,266	15,339	11,225
Loans 90 days or more past due and still accruing:
Construction	-	-	-
Real Estate Secured	240	-	503
Commercial and Industrial	235	213	56
Consumer	-	-	189
Total	475	213	748
Total Nonperforming Loans	29,741	15,552	11,973
Total Nonperforming Loans/Gross Loans	1.43%	0.76%	0.64%
Troubled Debt Restructurings	-	-	1,393
OREO and Repossessed Vehicles	6,282	2,663	154
Total Nonperforming Assets, net of SBA Guarantee	$36,023	$18,215	$13,520
Total Nonperforming Assets/Total Assets	1.38%	0.74%	0.60%

Restructured Loans	$7,962	$2,161	$-

LOAN ORIGINATION AMOUNT	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008

Total new loan origination amount, excluding renewal.	$64,838	$72,412	$174,639
SBA new loan origination amount, excluding renewal.	$6,276	$9,190	$22,266

WIBC – 1Q09 results

April 21, 2009

WILSHIRE BANCORP, INC. AND SUBSIDIARIES

AVERAGE BALANCES, AVERAGE YIELDS EARNED AND AVERAGE RATES PAID

(dollars in thousands) (unaudited)

	For the Three Months Ended
	March 31, 2009			December 31, 2008			March 31, 2008

	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income/	Yield/	Balance	Income/	Yield/	Balance	Income/	Yield/
		Expense	Rate		Expense	Rate		Expense	Rate
INTEREST EARNING ASSETS

LOANS:
Real Estate Loans	$1,654,867	$24,905	6.02%	$1,604,234	$26,980	6.73%	$1,486,208	$27,531	7.41%
Commercial Loans	388,710	4,418	4.55%	412,842	5,449	5.28%	340,095	5,990	7.04%
Consumer Loans	21,150	301	5.69%	24,665	370	6.00%	29,873	526	7.04%
Total Loans - Gross	2,064,727	29,624	5.74%	2,041,741	32,799	6.43%	1,856,176	34,047	7.34%
Loan Fees toward Yield		569			816			1,271
Allowance for Loan Losses & Unearned income	(34,132)			(31,070)			(27,287)
Net Loans	2,030,595	30,193	5.95%	2,010,671	33,615	6.69%	1,828,889	35,318	7.72%

INVESTMENT SECURITIES AND OTHER INTEREST-EARNING ASSETS:
Investment Securities	286,553	2,943	4.11%	229,730	2,729	4.75%	222,524	2,584	4.64%
Federal Funds Sold	45,639	289	2.53%	23,076	62	1.07%	9,851	81	3.27%
Total Investment Securities and
Other Earning Assets	332,192	3,232	3.89%	252,806	2,791	4.42%	232,375	2,665	4.59%

TOTAL INTEREST-EARNING ASSETS	$2,362,787	$33,425	5.66%	$2,263,477	$36,406	6.43%	$2,061,264	$37,983	7.37%

INTEREST BEARING LIABILITIES

INTEREST-BEARING DEPOSITS:
Money Market	$362,733	$2,332	2.57%	$380,275	$2,905	3.06%	$396,595	$3,725	3.76%
NOW	19,557	46	0.94%	18,989	58	1.22%	22,520	79	1.41%
Savings	43,241	393	3.63%	43,029	390	3.63%	32,617	249	3.05%
Time Deposits of $100,000 or More	933,494	6,668	2.86%	834,971	6,618	3.17%	788,630	8,799	4.46%
Other Time Deposits	196,714	1,743	3.54%	211,351	1,870	3.54%	163,993	1,886	4.60%
Total Interest Bearing Deposits	1,555,739	11,182	2.87%	1,488,615	11,841	3.18%	1,404,355	14,738	4.20%

BORROWINGS:
FHLB Advances and Other Borrowings	327,344	1,658	2.03%	340,424	2,318	2.72%	217,593	2,043	3.76%
Junior Subordinated Debentures	87,321	921	4.22%	87,321	1,118	5.12%	87,321	1,457	6.68%
Total Borrowings	414,665	2,579	2.49%	427,745	3,436	3.21%	304,914	3,500	4.59%

TOTAL INTEREST BEARING LIABILITIES	$1,970,404	$13,761	2.79%	$1,916,360	$15,277	3.19%	$1,709,269	$18,238	4.27%

NET INTEREST INCOME		$19,664			$21,129			$19,745

NET INTEREST SPREAD			2.87%			3.24%			3.10%

NET INTEREST MARGIN			3.33%			3.73%			3.83%